BlueChipCar, Inc. - FORM OF LRO AGREEMENT

Form 1-A: Tier 1

BlueChipCar, Inc.

THE ISSUE PRICE OF THIS LIMITED RECOURSE OBLIGATION IS THE STATED PRINCIPAL AMOUNT, AND THE ISSUE DATE IS THE ORIGINAL ISSUE DATE, EACH AS IDENTIFIED BELOW. UPON REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER THE AMOUNT OF THE SALE AND YIELD TO MATURITY OF THIS LIMITED RECOURSE OBLIGATION., UPON COMPLETION OF THE AUCTION. AN INVESTOR CAN CONTACT BLUECHIP INVESTOR SUPPORT AT OR investor@bluechipcar.com YOU SHOULD MAKE YOUR OWN DECISION WHETHER THE LIMITED RECOURSE OBLIGATION MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED OR RECOMMENDED THE OFFERING OF THE LIMITED RECOURSE OBLIGATION.

THE COMPANY DOES NOT GUARANTEE PAYMENT OF THE LIMITED RECOURSE OBLIGATIONS IN THE AMOUNT OR ON THE TIME FRAME EXPECTED. LIMITED RECOURSE OBLIGATIONS ARE NOT OBLIGATIONS OF THE CONSIGNEE OR THEIR PRINCIPALS, AND THE COMPANY DOES NOT GUARANTEE PAYMENT ON THE CORRESPONDING LOANS. THE COMPANY HAS THE AUTHORITY TO MODIFY THE TERMS OF THE CORRESPONDING LOANS WHICH COULD, IN CERTAIN CIRCUMSTANCES, REDUCE (OR ELIMINATE) THE Return ON YOUR INVESTMENT.

LIMITED RECOURSE OBLIGATIONS ARE SPECULATIVE SECURITIES. INVESTMENT IN THE LIMITED RECOURSE OBLIGATION INVOLVES SIGNIFICANT RISK AND YOU MAY BE REQUIRED TO HOLD YOUR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. YOU SHOULD PURCHASE THE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. ANY TRANSFER, PLEDGE OR OTHER USE OF THE LIMITED RECOURSE OBLIGATION FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL UNLESS THE TRANSFEREE IS REGISTERED AS AN INVESTOR ON BLUECHIPCAR INC.'S INVESTMENT PLATFORM AND SUCH TRANSFEREE AGREES TO THE TERMS OF THE INVESTOR AGREEMENT AND THIS AGREEMENT.

LIMITED RECOURSE OBLIGATION AGREEMENT OF BLUECHIPCAR INC.

  SERIES: ____________
  Limited Recourse Obligation ("LRO") No.: ____
  Holder: ____________________
  Purchase Amount of the LRO: U.S. $
  Rate of Return of the LRO: __% per annum
  Date of Offering Circular: ___________3
  Original Issue Date: To be determined
  Final Payment Date: To be determined.
  Extended Payment Date: To be determined.
  Car Consignment Auction: ____________________
  Repayment Terms of the Loan: __________
  Aggregate Principal Amount of the Corresponding Loan: U.S. $______
  Maximum Term of the Loan: __________

Extension of LRO: This LRO will be fully payable on the Final Payment Date subject to conditions described below. In no event will the Company's obligation to make payments on this LRO be extended beyond the Extended Payment Date.

  Insert interest rate stated on corresponding Loan. NOTE: This may be a guaranteed minimum interest rate or not.
  Insert the date of the final Offering Circular.
  Initially reflected as "to be determined" since the date of issuance corresponds to the Loan Closing Date. The Company will update this Agreement once the Loan is funded.
  Initially reflected as "to be determined" since the Final Payment Date corresponds to the maturity date of the corresponding Loan, which is dependent on the Loan Closing Date. The Company will update this Agreement once the Loan is funded.
  Initially reflected as "to be determined" since the Extended Payment Date is the date that is the second anniversary of the Final Payment Date. The Company will update this Agreement once the Loan is funded.
  Insert the repayment terms (typically balloon payment).
  Insert the term of the Loan (in months or years)

  LRO-1

  THIS LIMITED RECOURSE OBLIGATION AGREEMENT, dated as of the Original Issue Date, is between BlueChipCar Inc., a DELAWARE corporation (the "Company"), and the Holder (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Agreement").

  WHEREAS, the Company desires to sell and grant to the Holder, and the Holder desires to purchase and accept from the Company, one of a duly authorized series of unsecured special limited obligations of the Company (each referred to as a "Limited Recourse Obligation," "LRO," or "Security"), on the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the sufficiency of which the Parties hereby acknowledge by signing electronically below, the Company and the Holder agree as follows:

  DEFINITIONS: The following capitalized terms shall have the following meanings when used in this Agreement. All capitalized terms not otherwise defined herein have the meaning set forth in the Investor Agreement.

  Agreement

  As defined above.

  Bankruptcy Law

  Title 11, United States Code, or any similar federal or state law for the relief of debtors.

  Business Day

  Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions are authorized or obligated by law or executive order to close in Austin, Texas.

  Company

  As defined above, together with its successors and permitted assigns.

  Company Fees and Expenses

  Any fees received by the Company in connection with administering the Loan Documents and any reimbursement of Company expenses, including check processing or administrative fees incurred in connection with facilitating draw payments or other disbursements of loan proceeds, any fee imposed on the Company or its agent in respect of a Loan when the Company's payment request is denied for any reason, including, but not limited to, non-sufficient funds in the CONSIGNOR's bank account or the closing of such bank account.

  Consignment Cars

  The Cars Consigned, as identified above, that will be financed (in whole or in part) through the LRO.

  Consignee

  BlueChipCar acts as the Consignee for the Cars identified in the LRO's above, that will be financed (in whole or in part) through the Loan.

  Consignor

  The Cars that are sent in this manner are referred to as consignment while the sender is called the Consignor. The Cars Consigned, as identified above, that will be sold at Auction.

  Consignment Auction

  The Car Consignment Auction, as identified above, that will be held at a future date, and where the Consigned Cars will be offered for sale.

  Extended Payment Date

  The date that corresponds to the second anniversary of the Final Payment Date. The actual Extended Payment Date for this LRO, and those of its series, will be finalized on the Loan Closing Date. The Extended Payment Date, as initially identified above, is "to be determined". Following the closing and funding of the Loan and without any action on the part of the Holder, the Company will (i) revise this Agreement to reflect the actual Extended Payment Date, (ii) notify (by email) the Holder of such change, and (iii) make available to the Holder a copy of this Agreement (as revised) through the Platform.

  Final Payment Date

  The date that corresponds to the maturity date of the Loan. The actual Final Payment Date for this LRO, and those of its series, will be finalized on the Loan Closing Date. The Final Payment Date, as initially identified above, is "to be determined". Following the closing and funding of the Loan and without any action on the part of the Holder, the Company will (i) revise this Agreement to reflect the actual Final Payment Date, (ii) notify (by email) the Holder of such change, and (iii) make available to the Holder a copy of this Agreement (as revised) through the Platform.

  Holder

  As identified above, together with its successors and permitted assigns.

  Investor Agreement

  The Investor Agreement between the Company and the Holder, as well as the Terms and Conditions referred to therein and the Company's Terms of Service and Privacy Policy referenced therein, each as in effect from time to time.

  Loan

  The commercial Car Loan (governed by the Loan Documents) made by the Company to the Consignor in the aggregate principal amount set forth above, pursuant to which the Car Consignment Auction is financed by the Company.

  Loan Agreement

  The Loan Agreement to be entered into between the Consignor and the Company with respect to the Loan, as amended, supplemented or otherwise modified from time to time.

  Loan Closing Date

  The date the Loan for the Car Consignment Auction is closed and funded.

  Loan Documents

  As defined in the Loan Agreement, including the Note, the Mortgage Instrument, the Security Documents (each as defined in the Loan Agreement), and any other documents or instruments evidencing or securing the Loan and any other documents entered into in connection with the Loan Agreement to which the Company is a party or for the benefit of the Company in its capacity as such, in each case as amended, supplemented or otherwise modified from time to time.

  Loan Payments

  All amounts received by the Company as payment of (or application by the Company of any payment to) the Loan, including, without limitation, all payments or prepayments of principal and interest and any Collection Proceeds (as defined in Section 9 below); provided, however, that Loan Payments shall be net of any Company Fees and Expenses, Collection Costs, loan modification fees or other expenses charged to the Consignor by the Company, or fees deducted by a backup or successor servicer (the categorization of all such items to be determined by the Company in a manner consistent with the Loan Agreement).

  LRO

  As defined above. Also referred to as the "Limited Recourse Obligation" or "Security."

  LRO Payments

  As defined in Section 2(a) below, and subject to adjustment as set forth below.

  Offering Circular

  That certain Offering Circular (as may be amended from time to time), of the date identified above, relating to the offer and sale of separate series of LRO's by the Company.

  Original Issue Date

  The date of issuance of this LRO which will correspond to the Loan Closing Date. The Original Issue Date, as initially identified above, is "to be determined". Following the closing and funding of the Loan and without any action on the part of the Holder, the Company will (i) revise this Agreement to reflect the actual Original Issue Date, (ii) notify (by email) the Holder of such change, and (iii) make available to the Holder a copy of this Agreement (as revised) through the Platform.

  Parties

  Collectively, the Company and the Holder.

  Payment Date

  The date upon which any payments are made to the Holder, which shall occur no later than five (5) Business Days after the Company's receipt (or application) of any Loan Payment.

  Person

  An individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof or other entity.

  Pro Rata Share

  Determined by dividing (a) the Purchase Amount of this LRO by (b) the aggregate principal amount of the Loan, each as set forth above.

  Purchase Amount

  The amount paid by the Holder to purchase the LRO, as indicated above.

  Record Date

  The second Business Day immediately preceding each Payment Date.

  Return

  The minimum rate of return on the LRO, as indicated above. NOTE: This may be a guaranteed minimum interest rate or not.

  Shares

  A portion or fraction of an LRO, as indicated above.

  LRO-2

  2. THE LIMITED RECOURSE OBLIGATION.

  (a) Subject to the terms of Section 9 and as provided below in this subsection (a), for value received, the Company hereby promises to pay to the Holder (in U.S. dollars out of any funds at the Company's disposal and, as discussed below, subject to prepayment at any time without penalty) all (or any unpaid portion) of the Purchase Amount of this LRO and of any Expected Return accrued on this LRO (collectively, the "LRO Payments"). The parties agree that the Return will accrue beginning on the Original Issue Date and continue through the date the Company's obligation to make any LRO Payments hereunder terminates. The parties agree that the Company's obligation to make LRO Payments hereunder shall be limited, in all circumstances to an amount equal to the holder's Pro Rata Share of the amount of Loan Payments actually received by the Company in respect of (or through application by the Company of any payment to) the Loan. For the avoidance of doubt, the Parties hereby agree that the LRO's represent an unsecured special limited obligation of the Company, and (i) subject to Section 9, no LRO Payments thereon shall be payable to the Holder unless the Company has received (or applied) Loan Payments in respect of the Loan, and then shall be payable equally and ratably on each LRO of the series only to the extent of the holder's Pro Rata Share thereof, and (ii) no Holder shall have any recourse against the Company unless, and then only to the extent that, an Event of Default (as defined below) has occurred and is continuing.

  The parties acknowledge and agree that the Company may, at any time without penalty, prepay all (or any unpaid portion) of the Purchase Amount of this LRO and/or of any Return accrued on this LRO at the time of such prepayment. If, as a result of any prepayment by the Company, all of the Purchase Amount of, and Return accrued on, this LRO have been paid in full, the Company's obligation to make any LRO Payments hereunder will automatically terminate. All prepayments shall be made in U.S. dollars, in immediately available funds, by intra-institution book entry transfer or such other transfer mechanism to the holder's sub-account in the Investor FBO Account.

  (b) All LRO Payments due to the Holder hereof pursuant to this Agreement shall be paid (i) on each Payment Date that occurs prior to the Final Payment Date or, if the LRO has been extended in accordance with subsection (c) below, until the Extended Payment Date, (ii) to the Person in whose name this LRO is registered at the close of business on the Record Date next preceding the applicable Payment Date and for administrative convenience the Company may (without penalty and without causing any extension of the Company's payment obligation as contemplated in subsection (c) below or an Event of Default) remit funds to the Holder up to five (5) Business Days after the Final Payment Date, or, as the case may be, the Extended Payment Date and (iii) in U.S. dollars, in immediately available funds, by intra-institution book entry transfer or such other transfer mechanism to the holder's sub-account in the Investor FBO Account. Any taxes due and payable on any LRO Payments to be made to the Holder hereunder shall be the holder's sole responsibility, and the Holder agrees to reimburse the Company promptly for any such taxes paid by the Company (including any taxes due and payable by the Company on amounts received by it pursuant to this sentence). All U.S. dollar amounts used in or resulting from the calculation of amounts due in respect of the LRO may be rounded to the nearest cent (with one-half cent being rounded upward).

  This LRO is not payable at the option of the Holder.

  LRO-3

  The LRO's shall be in fully registered form only (without coupons or certificates) in denominations of $10 and integral multiples of $10 in excess thereof.

  (c) If, on or within five (5) Business Days of the Final Payment Date, the Purchase Amount of, and Return accrued on, this LRO have been paid in full, the Company's obligation to make any LRO Payments hereunder will automatically terminate.

  If, on or within five (5) Business Days of the Final Payment Date, any Purchase Amount of, or Return accrued on, this LRO remain due and payable, the payment obligation set forth in Section 2(a) above will automatically be extended to the Extended Payment Date. In such case, the Company's obligation to make any LRO Payments hereunder will automatically terminate on the earlier of (i) the date on which any remaining unpaid Purchase Amount of, or Return accrued on, this LRO are paid in full, (ii) the date on which all available Collection Proceeds have been applied and the Pro Rata Share thereof paid to the Holder as LRO Payments in accordance with Section 9 hereof or (iii) subject to satisfaction of the Company's obligation to make any remaining LRO Payments with respect to Loan Payments received, on or prior to the Extended Payment Date as set forth in subsection (b) above, the Extended Payment Date.

  For the avoidance of doubt, the Parties agree that, irrespective of whether the Purchase Amount of, or Return accrued on, this LRO have been paid in full, after the Extended Payment Date, subject to satisfaction of the Company's obligation to make any remaining LRO Payments with respect to Loan Payments received on or prior to the Extended Payment Date as set forth in subsection (b) above, the Company shall have no further obligation to make any LRO Payments to the Holder hereof, and any payments that the Company may receive in respect of (or through application by it of any payment to) the Loan thereafter shall not be required to be paid to the Holder of this LRO.

  (d)An "Event of Default" shall be deemed to occur if:

  (i) the Company fails to comply with its payment obligations set forth in Section 2 and such failure continues for a period of sixty (60) days after receipt by the Company of notice from the Holder;

  (ii) the Company fails to comply with any of its agreements in the Investor Agreement or this Agreement (other than those referred to in subsection (i) above and other than a covenant or warranty, the breach of which is elsewhere in this Section specifically dealt with) and such failure continues for sixty (60) days after receipt by the Company of notice from the Holder, provided, however, that, if the Company shall proceed to take curative action which, if begun and prosecuted with due diligence, cannot be completed within a period of sixty (60) days, then such period shall be increased to such extent as shall be necessary to enable the Company diligently to complete such curative action;

  (iii) a court of competent jurisdiction shall enter (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the wind up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of sixty (60) consecutive days; or

  (iv) (A) the Company commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (B) the Company consents to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (C) the Company files a petition or answer or consent seeking reorganization or substantially comparable relief under any applicable federal or state law, or (D) the Company (1) consents to the filing of such petition by, the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property or (2) makes an assignment for the benefit of creditors.

  LRO-4

  If an Event of Default specified in subsection (i) or subsection (ii) above occurs and is continuing, upon notification to the Company by the Holder, the outstanding and unpaid Purchase Amount (or portion thereof) of this LRO, and all unpaid Return accrued thereon, shall become and be immediately due and payable, subject in each case to the limitations set forth in Section 3 and Section 5, notwithstanding any other provision of this LRO. A default under subsection (i) or subsection (ii) above is not an Event of Default until the Holder notifies the Company of the default and the Company does not cure such default within the time specified in subsection (i) or subsection (ii) above after receipt of such notice. Any such notice must specify the default, demand that it be remedied and state that such notice is a " Notice of Default." If an Event of Default specified in subsection (iii) or subsection (iv) above occurs and is continuing, the outstanding and unpaid Purchase Amount (or portion thereof) of this LRO, and all unpaid Return accrued thereon, shall become and be immediately due and payable without any declaration or other act on the part of the Holder, notwithstanding any other provision of this LRO. The Holder, by notice to the Company may rescind acceleration and its consequences if (x) the rescission would not conflict with any judgment or decree, and (y) all Events of Default specified in subsection (iii) or subsection (iv) have been cured or waived. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto. For avoidance of doubt, there shall be no automatic acceleration of the outstanding and unpaid Purchase Amount (or portion thereof) of the LRO, or any unpaid Return accrued thereon, upon the occurrence of and Event of Default other than an Event of Default specified in subsection (iii) or subsection (iv).

  3. RELATIONSHIP OF THE PARTIES.

  The Parties hereby agree that (a) the Company may sell additional LRO's of this series relating to the Loan; (b) the Holder shall be considered the legal and equitable owner of the LRO governed by this Agreement for all purposes; (c) the Holder shall look only to the Company for payment of the Purchase Amount and any Return accrued on this LRO; and (d) the Holder shall have no interest in any property of the Company, the Consignor or any other Person taken as security or guaranty for the Loan or in any property now or hereafter in the possession or control of the Company, which other property may secure the Loan.

  The Company shall incur no liability by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed by or sent by the proper party.

  No recourse under or upon any obligation, covenant or agreement contained in this Agreement, or because of any obligations evidenced hereby or thereby, shall be had against any incorporator, or against any past, present or future shareholder, officer or director, as such, of the Company, either directly or through the Company, under any rule of law, statute (other than applicable federal securities laws) or constitutional provision or by the enforcement of any assessment or penalty or otherwise, all such personal liability of every such incorporator, shareholder, officer and director, as such, being expressly waived and released by the acceptance hereof and as a condition of and as part of the consideration for the issuance of this LRO.

  4. PAYMENT OF THE PRINCIPAL AMOUNT.

  The Holder hereby irrevocably and unconditionally agrees to pay the Purchase Amount of this LRO, as set forth above, in U.S. dollars in immediately available funds, by intra-institution book entry transfer to the Company from the holder's designated sub-account in the Investor FBO Account.

  5. APPLICATION OF PAYMENTS.

  The Company shall have sole discretion in applying amounts received by it from, or for the account of, the Consignor, with respect to the Loan, provided that, if amounts recovered or received by the Company are applied to an outstanding Loan Payment prior to the Final Payment Date or (if applicable) the Extended Payment Date, the Company will pay to the Holder the amounts owed pursuant to Section 2.

  LRO-5

  THE HOLDER ACKNOWLEDGES AND AGREES THAT PAYMENTS TO THE COMPANY UNDER THE LOAN DOCUMENTS ARE SUBJECT TO ALL LIMITATIONS OR RESTRICTIONS SET FORTH THEREIN OR BY WHICH THE COMPANY IS BOUND, AND THE HOLDER AGREES THAT THE COMPANY SHALL HAVE NO LIABILITY TO THE HOLDER AS A RESULT OF ANY SUCH LIMITATIONS OR RESTRICTIONS UNLESS AND UNTIL A LOAN PAYMENT IS ACTUALLY RECEIVED BY THE COMPANY.

  6. REPRESENTATIONS AND WARRANTIES BY THE HOLDER.

  The Holder represents and warrants to the Company that the Holder is purchasing the LRO's for the holder's own account and has the power to enter into this Agreement and that the Holder has taken all action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder. The Holder further represents and warrants that it has received a copy of the Offering Circular with respect to the LRO's, which includes a discussion of the risks associated with an investment in the LRO's under the heading "Risk Factors" of the Offering Circular. The Holder acknowledges that the purchase of the LRO's involves various risks, including the risks outlined in the Offering Circular, and the Holder represents that it is able to bear any loss associated with an investment in the LRO's. The Holder represents and warrants to the Company that the Holder meets any applicable residency or minimum financial suitability requirements applicable to the Offering, as outlined in the Offering Circular, and has abided by any maximum investment limits applicable to the Offering, as set forth in the Offering Circular. The Holder acknowledges the Company's recommendation that it consult with its own attorneys, accountants and other processional advisors as to the legal, tax, accounting and other consequences of an investment in the LRO's. The Holder acknowledges that neither the Company nor any of its affiliates has made any representation regarding the proper characterization of the LRO's for purposes of determining the holder's authority to invest in the LRO's. The Holder further represents and warrants to the Company that the Holder acknowledges that the LRO's will not be listed on any securities exchange, that there will be no trading platform for the LRO's, that any trading of LRO's must be conducted in accordance with federal and applicable state securities laws and that the Holder should be prepared to hold the LRO's through maturity.

  7. REPRESENTATIONS AND WARRANTIES BY THE COMPANY.

  The Company represents and warrants to the Holder that the Company has the power to enter into this Agreement and each Loan Document and that the Company has taken all action necessary to authorize its execution and delivery of this Agreement and each Loan Document and the performance of its obligations hereunder and thereunder.

  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, IN THE INVESTOR AGREEMENT OR THE OFFERING CIRCULAR, NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY WITH RESPECT TO THE SUBJECT MATTER HEREOF.

  8. RELATIONSHIP WITH THE COMPANY; NOTICE OF DEFAULT; ADMINISTERING, SERVICING, COLLECTION and ENFORCEMENT.

  The Company will handle all transactions under the Loan Documents in the ordinary course of business in accordance with its usual practices.

  (a) The Company shall use commercially reasonable efforts to give the Holder notice of any event of default under the Loan Documents of which the Company has received written notice from the Consignor or of which the Company has actual knowledge and which, in the Company's judgment, materially affects the ability of the Consignor to make payments thereunder; provided that neither the Company nor any of its members, managers, officers, directors, employees, affiliates or agents shall be liable for any failure to give any such notice, and the failure by the Company to give any such notice shall not affect any of the duties and obligations of the Holder hereunder.

  LRO-6

  (b) The Holder shall be the legal and equitable owner of the rights, privileges and remedies applicable to the LRO. The Holder shall have no direct recourse to the Consignor or any other Person (other than the Company as set forth herein). In administering, servicing, collecting and enforcing the Loan, the Company agrees to use commercially reasonable efforts prior to the Extended Payment Date to pursue, either directly or through its representatives, (i) the collection of any amounts owing to the Company under the Loan Documents (to the extent constituting Loan Payments), and (ii) the exercise of the Company's remedies upon a breach of or default under the Loan Documents or in order to avoid the occurrence thereof, in each case to the extent warranted in the Company's business judgment and consistent with reasonable commercial standards of fair dealing and in accordance with industry standards customary for loans of the same general type and character as the Loan in order to maximize the amount of LRO Payments to be made hereunder. In no event shall the Company be obligated to pursue (or to continue) any particular action towards collection or enforcement if, in the Company's business judgment, the reasonable costs and expenses thereof will exceed the aggregate Loan Payments reasonably recoverable or realizable.

  (c) Without limiting the foregoing and subject to the servicing standard set forth in subsection (b) above, the Company (or its designated agent) shall have the right at any time and from time to time, without the holder's prior consent, and provided that the Company (or its agent) has reasonably and prudently determined that such action will not be materially adverse to the Holder (i) to give or withhold waivers, consents, modifications, extensions or compromises in connection with the Loan Documents and to amend or modify the Loan Documents, including, while there exists, or in order to avoid the occurrence of, an event of default under the Loan Documents, to change the payment date, reduce the principal amount or the rate of interest, change the time or manner of making loan payments on the Loan or amend any other material term of the Loan; (ii) to take or refrain from taking action in connection with the handling, realizing upon, exercise of remedies or enforcing with respect to the Loan Documents; (iii) to control the prosecution and defense of any action, claim or demand of any kind that shall be asserted against either the Company (or the Holder, or both), directly or indirectly relating to any transaction in respect of any of the Loan Documents; (iv) while an event of default exists under the Loan Documents, to enforce any security interest in the assets pledged to secure the Loan or sell all or any portion of its right, title and interest to any Person under the Loan Documents, whether at, below or above par; and (v) if in the Company's business judgment the reasonable costs and expenses associated with further action to collect or enforce the terms of the Loan Documents will exceed the aggregate Loan Payments reasonably recoverable or realizable, to write-off the Loan if the Company (or its designated agent) deems the Loan uncollectible.

  (d) Without limiting the foregoing and subject to the servicing standard set forth in subsection (b) above, if an event of default under the Loan Documents occurs which is not waived by the Company or cured within any applicable grace period, the Company may, at its sole option, exercise or refrain from exercising any rights or remedies it may have or take any other action with respect to the Loan Documents or is otherwise available to the Company. Without limiting the foregoing and subject to the servicing standard set forth in subsection (b) above, at no time shall the Company be under any duty to enforce any rights, remedies, powers or privileges with respect to any enforcement of the obligations of the Consignor under any of the Loan Documents, and the Company shall not be compelled to do any act hereunder or thereunder or to take any action toward the exercise or enforcement of the powers created by this Agreement or any of the Loan Documents or to prosecute or defend any suit in respect hereof or thereof.

  (e) The parties hereby acknowledge that, in circumstances other than borrower default or prepayment, the modification of a term of the corresponding Loan could be deemed to be a material modification of the terms of this LRO. In such instance, it is possible that this LRO, as modified, would constitute a new security under the Securities Act and under applicable State securities laws. The parties acknowledge that, before implementing any modification to the terms of the corresponding Loan (other than in circumstances involving borrower default or prepayment) that would cause this LRO, as modified, to constitute a new security, the Company will be required to either register the offer of the modified LRO under Section 5 of the Securities Act and under applicable State securities laws or find an exemption from such registration requirements.

  9. COLLECTION Proceeds, COLLECTION Costs; AUTOMATIC ADJUSTMENT TO LRO PAYMENTS.

  (a) Any and all Loan Payments received by the Company, whether prior to or in connection with a bankruptcy or in connection with any exercise of the Company's powers to administer, service, collect and enforce the terms of the Loan or of the Loan Documents, including, without limitation amounts received (i) as late charges and default or penalty interest, or as payment of any principal or accrued interest on the Loan that may be reduced, or (ii) in connection with the enforcement of any security interest in the assets pledged to secure the Loan, or (iii) in connection with a sale of the Company's rights, title and interest under the Loan Documents (collectively, the "Collection Proceeds") shall be applied:

  (A) first, to all costs and expenses of any nature whatsoever incurred by the Company for the maintenance, preservation, defense, protection, sale, other disposition, collection and enforcement of the Loan Documents, including without limitation court costs and reasonable attorneys fees, expenses (including those associated with the defense or any related action, claim or demand) and disbursements (the "Collection Costs"),

  (B) second, to accrued and unpaid Return owed on the LRO, and

  (C) third, to the Purchase Amount of the LRO then outstanding. (b) The Parties agree, and the Holder hereby expressly acknowledges, the exercise by the Company (or its agents) of its powers to administer, service and enforce the terms of the Loan and the Loan Documents, (i) could have the effect (without any further action on the part of the Holder) of adjusting the total amount of the LRO Payments owed the Holder pursuant to Section 2(a) above and (ii) that such adjustment shall not, in and of itself, give rise to an Event of Default hereunder. Without limiting the foregoing, the Parties agree and expressly acknowledge that payment of amounts corresponding to the amount of certain Collection Proceeds (such as late charges, default interest or penalty interest charged on the Loan) could automatically increase the total amount of the LRO Payments owed to the Holder pursuant to Section 2(a) above, and prepayment by the Company of this LRO, payment of amounts corresponding to other types of Collection Proceeds (such as amounts resulting from any reduction in outstanding principal and accrued interest on the Loan, the Company (or its agent) may agree to, or of amounts received by the Company in connection with the enforcement of any security interest in the assets pledged to secure the Loan, or in connection with a sale of the Company's rights, title and interest under the Loan Documents) or, if the Company (or its agent) elects to write-off the Loan, could automatically decrease the total amount of the LRO Payments owed to the Holder pursuant to Section 2(a) above. If, in connection with its powers to administer, service, collect and enforce the terms of the Loan and the Loan Documents, the Company takes action that would materially impact the amount or timing of the LRO Payments owed to the Holder pursuant to Section 2(a) above, the Company will promptly notify the Holder (by email) thereof and of the impact such action will or is expected to have on such holder's right to receive LRO Payments under Section 2(a) above.

  10. DUTIES OF THE COMPANY.

  The Company's duties to the Holder hereunder are limited to those obligations explicitly set forth in this Agreement, and the Company assumes no other duties, fiduciary or otherwise, to the Holder.

  11. ADDITIONAL INVESTMENTS BY THE COMPANY.

  The Holder recognizes and agrees that the Company may from time to time make other or additional investments in the Consignor or any other Person.

  12. MISCELLANEOUS PROVISIONS.

  (a) Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflict of laws. Should any provision of this Agreement be deemed invalid or unenforceable as contrary to applicable law, the Parties agree that such provisions shall automatically be deemed to be reformed to the extent necessary to be consistent with applicable law.

  (b) Waiver of Jury Trial. The Parties waive a trial by jury in any litigation relating to this Agreement or the LRO.

  (c) Arbitration. Either Party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of any claim or dispute relating to this Agreement or the LRO be final and binding arbitration pursuant to the terms and conditions set forth in the Investor Agreement between the Parties.

  (d) Successors and Assigns. The provisions of this Agreement shall bind the Parties respective successors and assigns. The Holder may not sell, pledge, assign, sub-participate, transfer or otherwise convey its LRO or its rights or obligations under this Agreement in any way inconsistent with applicable law or without the prior written consent of the Company, which consent shall be conditioned on the transferee being registered as an investor on the Company's investment platform and such transferee agreeing to the terms of the Investor Agreement and this Agreement. Any purported conveyance in contravention of the foregoing shall be void.

  (e) Notices. All notices required to be given under this Agreement shall be delivered and shall be effective as provided in the Investor Agreement between the Parties.

  (f) Caption Headings. Caption or section headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of the Agreement.

  (g) Attorneys Fees and Costs. If any lawsuit or proceeding is brought by the Company or the Holder to enforce the terms of this Agreement, the unsuccessful Party shall, subject to any limits under applicable law, pay the prevailing Party all of its court costs and reasonable attorneys fees incurred in bringing or defending such action.

  (h) No Third Party Beneficiary. None of the provisions of this Agreement shall inure to the benefit of the Consignor or any other Person other than the Company and the Holder. Consequently, neither the Consignor nor any other Person other than the Company and the Holder shall be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure of either the Holder or the Company to comply with the provisions of this Agreement.

  (i) Entire Agreement. This Agreement, together with the Investor Agreement, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in this Agreement and the Investor Agreement (other than an exception expressly set forth as such therein), the statements in this Agreement shall control. Without limiting the foregoing, the Holder specifically acknowledges application of Section 18 (Consent to Electronic Transactions and Disclosures) of the Investor Agreement to this Agreement and the LRO's. Unless otherwise contemplated herein or in the Investor Agreement, this Agreement cannot be modified or changed in any way except in writing upon the agreement of the Parties hereto. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by either Party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition.

  The Parties each agree that the Electronic Signature (defined below), whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC ss 7001, et seq.), the DELAWARE Uniform Electronic Transactions Act, O.C.G.A. #10-12, et seq., or any other similar state laws based on the Uniform Electronic Transactions Act. "Electronic Signature" means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record.

  (j) Electronic Signatures. The Parties each agree that the Electronic Signature (defined below), whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC ss 7001, et seq.), the DELAWARE Uniform Electronic Transactions Act, O.C.G.A. #10-12, et seq., or any other similar state laws based on the Uniform Electronic Transactions Act. "Electronic Signature" means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record.

  *** END OF SAMPLE LRO ***

  LRO-7